UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Earliest Event Reported): August 28, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On August 28, 2007, the board of directors of CytRx Corporation (“we,” “us,” “our,” “CytRx” or the “company”) authorized and approved a proposal to award shares of our RXi Pharmaceuticals Corporation subsidiary to our directors, officers and other employees in connection with the planned separation of RXi from CytRx. The purpose is to compensate directors, officers and other employees of CytRx for services performed in connection with the separation above and beyond their usual responsibilities to CytRx. Implementation of the proposal is contingent upon the completion of the partial spin-off of RXi previously announced by us, and we intend to effect awards under the proposal only as of the distribution date of the anticipated partial spin-off of RXi.
     If the proposal is implemented, as of the effective date of a registration statement to be filed with the Securities and Exchange Commission by RXi in connection with the partial spin-off of RXi, we will award each of our directors, officers and other employees who hold stock options to purchase CytRx common stock the number of RXi shares that such individual would have received in the partial spin-off, assuming such individual had, on the record date for the partial spin-off, exercised, in full, on a “net-exercise” basis, all such stock options to the extent then exercisable. The amount of RXi shares to be awarded will be based on the market price of CytRx common stock as of the record date for the partial spin-off, as well as the actual distribution ratio in the partial spin-off, which has not yet been determined. For these reasons, the actual number of RXi shares awarded under the proposal cannot be determined at present, but is not expected to exceed approximately 0.6 % of the outstanding RXi shares based upon the current market price of our common stock and the amount and terms of the stock options currently held by our current directors, officers and other employees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ Matthew Natalizio
Matthew Natalizio
Chief Financial Officer
Dated: August 31, 2007

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